Exhibit 99.2

San Francisco Regional Water Board Approves $1 Million Settlement on Chlorinated Water Spill

For Immediate Release:	Contact: Dyan Whyte
July 22, 2016	(510) 622-2441

The San Francisco Bay Regional Water Quality Control Board (Regional Water Board) Thursday approved a $1 million settlement with California Water Service Company (Cal Water), concerning an October 2013 main break that discharged approximately 7.2 million gallons of chlorinated drinking water.

A portion of this water was discharged into San Mateo Creek.  The Water Board asserts that the discharged water, although disinfected to make it safe for human consumption, killed several hundred fish, including rainbow trout and threatened steelhead.

To protect the environment by preventing a future main break, the settlement allows Cal Water to spend up to $500,000 of the settlement amount towards an Enhanced Compliance Action to replace and upgrade the water pipes in this environmentally sensitive watershed.  The actual cost to replace and upgrade the pipes exceeds this amount.

The proposed settlement also includes $20,000 to the California Department of Fish and Wildlife, plus funding for a streambed restoration project in San Mateo Creek.  Cal Water worked collaboratively with the Water Board and the Department of Fish and Wildlife to develop these environmentally beneficial projects as part of the settlement.

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